As filed with the Securities and Exchange Commission on August 24, 2015

Registration No. 333-184853

Registration No. 333-110911

Registration No. 333-63149

Registration No. 33-77988

Registration No. 33-77990

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-184853

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-110911

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-63149

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-77988

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-77990

FRISCH’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

OHIO	31-0523213
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2800 GILBERT AVENUE, CINCINNATI, OHIO 45206

(Address of Principal Executive Offices)

2012 Stock Option and Incentive Plan

Frisch’s Restaurants, Inc. 2003 Stock Option and Incentive Plan

Frisch’s Restaurants, Inc. Employee Stock Option Plan

1993 Stock Option Plan

(Full Title of the Plans)

Mark R. Lanning

Vice President and Chief Financial Officer

2800 Gilbert Avenue

Cincinnati, OH 45206

(513) 961-2660

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Frisch’s Restaurants, Inc., (the “Registrant”), is filing this Post-Effective Amendment to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements.

(1)	Registration Statement No. 333-184853, filed with the Securities and Exchange Commission (the Commission”) on November 9, 2012, registering the offer and sale of the Registrant’s common stock, no par value (the “Common Stock”), issuable pursuant to the 2012 Stock Option and Incentive Plan;

(2)	Registration Statement No. 333-110911, filed with the Commission on December 4, 2003, registering the offer and sale of the Registrant’s Common Stock issuable pursuant to the Frisch’s Restaurants, Inc. 2003 Stock Option and Incentive Plan; and

(3)	Registration Statement No. 333-63149, filed with the Commission on September 10, 1998, registering the offer and sale of the Registrant’s Common Stock issuable pursuant to the Frisch’s Restaurants, Inc. Employee Stock Option Plan.

(4)	Registration Statement No. 33-77988, filed with the Commission on April 20, 1994, registering the offer and sale of the Registrant’s Common Stock issuable pursuant to the 1993 Stock Option Plan.

(5)	Registration Statement No. 33-77990, filed with the Commission on April 20, 1994, registering the offer and sale of the Registrant’s Common Stock issuable pursuant to the 1993 Stock Option Plan.

On August 24, 2015, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) between Frisch’s Restaurants, Inc. (the “Company”), FRI Holding Company, LLC., a Delaware limited liability company (“Parent”), and FRI Merger Sub, LLC an Ohio limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub was merged with and into the Company (the “Merger”). As a result of the Merger, the Registrant as the surviving corporation became a wholly owned subsidiary of Parent, and the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on the 24th day of August 2015.

FRISCH’S RESTUARANTS, INC.

By:	/s/ Mark R. Lanning
Mark R. Lanning
Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.